EXHIBIT 7.1

May 31, 2011

Fugui Wang, Chairman of the Board
and
Xiaotong (Tony) Shen, Director
China Electric Motor, Inc.
Sunna Motor Industry Park
Jian’an, Fuyong Hi-Tech Park
Baoan District, Shenzhen, Guangdong, China

Dear Sirs,

Effective May 31, 2011, we will cease our services as your Independent Registered Public Accounting Firm due to discrepancies noted in the bank records during our 2010 audit, and the dismissal of PWC’s forensic audit, which led to the dissolution of the Special Committee and the resignation of at least one Board member. These events illustrate management’s unwillingness to take appropriate actions with regard to the bank discrepancies identified during our audit, and an unwillingness to cooperate with the Securities & Exchange Commission and Nasdaq. We believe that the bank discrepancies may be an indication that the accounting records have been falsified, which would constitute an illegal act. The company’s management has not provided us with a satisfactory explanation of these discrepancies.

In addition, the discrepancies noted above and management’s unwillingness to take steps necessary to properly resolve the issues surrounding the bank discrepancies could indicate a material error in previously issue financial statements. As a result, we are unable to rely on management’s representation as they relate to previously issued financial statements and we can no longer support our opinion dated March 30, 2010 related to our audit of the consolidated financial statements of China Electric Motor, Inc. and Subsidiaries (the “Company”) as of December 31, 2009; and our opinion dated March 30, 2010 related to our audit of the Parent Only financial statements of China Electric Motor, Inc. and Subsidiaries as of December 31, 2009, both of which were included in the Form 10-K filed with the SEC on March 31, 2010.

Pursuant to the above, the Company is required to file a Form 8-K with the SEC disclosing the matters specified in Item 304(a)(1) of Reg. S-K, including the fact that we resigned and the date; and that the previously issued financial statements cannot be relied upon and our opinion was withdrawn;

We would like to remind you that you have unpaid invoices totaling $151,000, which covers all services performed to date. We expect payment in full immediately.

Regards,

/S/ Malone Bailey, LLP
Malone Bailey, LLP